Exhibit 99.1

March 12, 2010

Company Press Release

Source:	Otix Global, Inc.

Contact:	Sam Westover	Michael Halloran
	Chairman and CEO	Vice President and CFO
	(801) 312-1700	(801) 312-1717

OTIX GLOBAL, INC. ANNOUNCES REVERSE STOCK SPLIT

Salt Lake City, Utah, March 12, 2010 — Otix Global, Inc. (NASDAQ: OTIX), announced today that its board of directors has authorized a reverse stock split at a 1-for-5 ratio of its outstanding common stock. The reverse stock split was approved by stockholders at the Company’s annual meeting on May 7, 2009, and is expected to be effective on or about March 29, 2010.

As a result of the reverse stock split, every 5 shares of the Company’s common stock that are issued will be automatically combined into one issued and outstanding share, with a change in the par value of such shares from $0.001 to $0.005 per share subject to the payout of fractional shares as described below. The Company’s common stock, which is expected to begin trading on a split-adjusted basis when markets open on March 29, 2010, will continue to be traded on the Nasdaq Global Market under the symbol “Otix” on a post-split basis.

As of the effective date, the number of shares of Otix common stock outstanding will be approximately 5,571,761.

The Company has retained its transfer agent, American Stock Transfer, to act as exchange agent. American Stock Transfer will manage the exchange of old, pre-reverse stock split shares for new post-split shares. Stockholders of record as of the effective date will receive a letter of transmittal providing instruction for the exchange of their shares as soon as practicable following the reverse stock split. Stockholders who hold their shares in “street name” will be contacted by their banks or brokers with any instructions.

No fractional shares will be issued as a result of the reverse stock split. Fractional shares will be cashed out as follows:

Any cash due to stockholders in exchange for fractional shares will be paid as follows:

•	If a stockholder’s shares are held in street name, payment for the fractional shares will be deposited directly into the stockholder’s account with the organization holding the stockholder’s shares.

•

If the stockholder’s shares are registered directly in the stockholder’s name, payment for the fractional shares will be made by check, sent to the stockholder directly from American Stock Transfer upon receipt of the properly completed and executed transmittal letter and original stock certificates.

The amount of cash to be paid for fractional shares will be equal to the product obtained by multiplying:

•	The average closing sales price of our common stock as reported by NASDAQ for the four trading days preceding the effective date of the reverse stock split; by

•	The amount of the fractional shares.

Holders of less than five shares of our common stock would be eliminated as a result of the payment for fractional shares in lieu of any fractional share interest in connection with the reverse stock split.

Stockholders will not be entitled to receive interest for the period of time between the reverse stock split and the date the stockholder receives his or her cash payment, if any, in lieu of fractional shares.

About Otix Global

Otix Global designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers.

Forward–Looking Statements

This press release contains “forward-looking statements” as defined under securities laws. Actual results may differ materially and adversely from those described herein depending on a number of factors but not limited to, the following risks: we cannot anticipate the impact of the reverse stock split on our stock price or our ability to regain compliance with the NASDAQ minimum bid requirements for continued listing; we face aggressive competition in our business; acquisitions could be difficult to integrate and disrupt our current business and therefore may harm our operating results; we may poorly operate newly acquired businesses; our consolidation initiative may not produce the cost savings we anticipate; our new products may not increase sales; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; we may trigger a debt covenant default which could impact our working capital and potentially disrupt our operations; and we have important international operations, which expose us to a variety of risks including government reimbursement and foreign currency exchange fluctuations, that could impact sales and operating results. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2008, and Forms 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.